Exhibit 2

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A

Due Nine Months or More from the Date of Issue

U.S. $1,500,000,000 4.750% GLOBAL NOTES DUE 2044

January 7, 2013

Secretaría de Hacienda y Crédito Público

Unidad de Crédito Público

Insurgentes Sur 1971, Torre III, Piso 7

Col. Guadalupe Inn

Delegación Álvaro Obregón

01020 México, D.F.

México

Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement dated December 20, 2012 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and Citigroup Global Markets Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, Credit Suisse Securities (Europe) Limited, Goldman, Sachs & Co., Goldman Sachs International, J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, UBS Securities LLC and UBS Limited, as agents (the “Agents”), and as modified by the terms and conditions hereof, the undersigned (the “Managers”) severally and not jointly agree to purchase, and Mexico agrees to sell, the principal amount set forth in Annex I hereto of 4.750% Global Notes due 2044 (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), and the Purchase Price set forth in the Pricing Supplement and described herein under “Payment” below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	January 10, 2013, 10:00 a.m., New York City time

Payment:	The Managers will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price, plus accrued interest on the Notes from the date specified for such Notes in the Pricing Supplement, less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in U.S. dollars in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The closing shall be held at the New York office of Cleary Gottlieb Steen & Hamilton LLP.

Reopening:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,963,324,000 4.750% Global Notes due 2044 (CUSIP: 91086QBB3 / ISIN: US91086QBB32).

Period during which additional Notes may not be sold pursuant to Section 4(u) of the Selling Agency Agreement:	None

Force Majeure Provision:	☐ Section 9(b)(i) of the Selling Agency Agreement ☒ Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	The Managers, for their own account (or in the United Kingdom, for the account of Barclays Bank PLC) may, to the extent permitted by applicable laws, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so the Managers shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and the Managers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Managers.

Expenses:	The Managers have agreed to pay certain of Mexico’s expenses as set out in a letter to be dated the date hereof and signed by Mexico and the Managers.

Additional Representations and Warranties of Mexico:

(1) For the purposes of this Agreement, the “Time of Sale” means 3:15 p.m., New York City time, on January 7, 2013. The prospectus dated December 20, 2012 (the “Basic Prospectus”), as amended and supplemented by the prospectus supplement dated December 20, 2012 (the “Prospectus Supplement”) and as further amended and supplemented by the information under the heading “Description of the Notes” in the pricing supplement dated March 5, 2012, is hereinafter called the “Pricing Prospectus” and the Basic Prospectus, as amended and supplemented by the Prospectus Supplement and the final pricing supplement dated January 7, 2013, as filed with the Commission pursuant to Rule 424(b)(2), is hereinafter referred to as the “Prospectus.” The Pricing Prospectus, considered together with each Issuer Free Writing Prospectus listed in Exhibit A hereto, as of the Time of Sale (collectively, the “Time of Sale Information”), does not or will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed in Exhibit A hereto did not or will not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus; provided, however, that the representations and warranties in this paragraph (1) shall not apply to statements in or omissions from any such document made in reliance upon and in conformity with information furnished in writing to Mexico by the Managers expressly for use therein.

(2) (i) At the earliest time after the filing of the Registration Statement (or the most recent post-effective amendment thereto) that Mexico or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) and (ii) as of the date hereof, Mexico was not and is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that Mexico be considered an “ineligible issuer.”

(3) Exhibit A hereto is a complete list of any Issuer Free Writing Prospectuses relating to the Notes for which Mexico has received the consent of the Managers.

Other Provisions:	None.

Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

In addition, Mexico acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Terms Agreement, including the determination of the offering price of the Notes and the underwriting discount, is an arm’s-length commercial transaction between Mexico, on the one hand, and the Managers, on the other hand, and Mexico is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Terms Agreement; (ii) in connection with the transactions contemplated hereby and the process leading to such transaction each Manager is, has been, and will be acting solely as a principal and is not the financial advisor or fiduciary of Mexico, or its affiliates, creditors or employees or any other party; (iii) no Manager has assumed or will assume an advisory or fiduciary responsibility in favor of Mexico with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Manager has advised or is currently advising Mexico on other matters); and (iv) the Managers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Mexico, and the Managers have no obligation to disclose any of such interests by virtue of any advisory or fiduciary relationship.

This Terms Agreement supersedes all prior agreements and understandings (whether written or oral) between Mexico and the Managers, or any of them, with respect to the subject matter hereof. Mexico hereby waives and releases, to the fullest extent permitted by law, any claims that Mexico may have against the Managers with respect to any breach or alleged breach of fiduciary duty relating to the transactions contemplated by this Terms Agreement.

THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

BARCLAYS CAPITAL INC.

By:	/S/ MONICA HANSON
	Name:	Monica Hanson
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/S/ CARLOS ASPILLAGA
	Name:	Carlos Aspillaga
	Title:	Executive Director

Accepted:

UNITED MEXICAN STATES

By:	/S/ ALEJANDRO DÍAZ DE LEÓN CARRILLO
	Name:	Alejandro Díaz de León Carrillo
	Title:	Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit

Annex I

Managers	Principal Amount of Notes to be Purchased

Barclays Capital Inc.	U.S. $	750,000,000
J.P. Morgan Securities LLC	U.S. $	750,000,000

Total:	U.S. $	1,500,000,000

Annex II

Pricing Supplement, dated January 7, 2013

Exhibit A

Issuer Free Writing Prospectuses

1. Issuer Free Writing Prospectus to be filed with the Commission on January 8, 2013, in the form set forth in Exhibit B hereto.

Exhibit B

Filed pursuant to Rule 433

Registration Statement Nos. 333-179186

333-183038

333-185462

January 7, 2013

United Mexican States

Final Terms and Conditions

4.750% Global Notes due 2044

Issuer:	United Mexican States

Transaction:	Re-opening of 4.750% Global Notes due 2044 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $1,500,000,000 (brings total size to U.S. $4,463,324,000)

Ratings:	[Insert Ratings] *

Maturity Date:	March 8, 2044

Pricing Date:	January 7, 2013

Settlement Date:	January 10, 2013 (T+3)

Coupon:	4.750%

Re-offer price:	109.615%, plus accrued interest from September 8, 2012

Yield:	4.194%

Interest Payment Dates:	March 8 and September 8 of each year

Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,963,324,000 4.750% Global Notes due 2044 (CUSIP 91086QBB3 / ISIN US91086QBB32).

Optional Redemption:	Make-Whole Call at Treasuries +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriter Discount:	0.20%

Listing:	Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QBB3 / US91086QBB32

Joint Bookrunners /Allocation:	Barclays Capital Inc. (50%) J.P. Morgan Securities LLC (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512510641/d452184d424b2.htm. A pricing supplement, dated March 5, 2012, containing a description of the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512101458/d312363d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2011 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99d.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99e.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2011, including each of Mexico’s recent developments sections, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274dex1.htm; for Amendment No. 1 filed with the Commission on December 20, 2012; and http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112dex1.htm; for Amendment No. 2 filed with the Commission on January 7, 2013.

Supplemental Risk Factor Disclosure

The following risk factor supplements the information contained under “Risk Factors”, in the prospectus supplement, dated December 20, 2012, relating to the Notes.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt

In ongoing litigation in federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of the bonds unless it makes pro rata payments on defaulted debt that ranks pari passu with the performing bonds. The judgment has been appealed.

We cannot predict when or in what form a final appellate decision will be granted. Depending on the scope of the final decision, a final decision that requires ratable payments could potentially hinder or impede future sovereign debt restructurings and distressed debt management unless sovereign issuers obtain the requisite bondholder consents pursuant to a collective action clause, if applicable, in their debt, such as the collective action clause contained in the Notes. See “Description of the Securities—Meetings, Amendments and Waivers” in the prospectus, dated December 20, 2012, relating to the Notes. Mexico cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented.

*        *        *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or J.P. Morgan Securities LLC at 1-866-846-2874 or 1-212-834-5402 from outside the U.S.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.